SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 8)*


                          Golden Cycle Gold Corporation
             -----------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   380894 10 5
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 11 Pages

CUSIP No. 380894 10 5                         13G



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


       Midas Fund, Inc. - 41-1536110

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

             Maryland


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             392,900
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             -0-
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       392,900
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                     392,900
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                     20.81%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*



                           IV
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 2 of 11 Pages

CUSIP No. 380894 10 5                             13G



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Midas Management Corporation  - 13-3823733


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION


Delaware

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES           -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH            See response to Item 4
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH            -0-
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                      See response to Item 4
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             See response to Item 4

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                             See response to Item 4

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*


          IA

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 3 of 11 Pages

CUSIP No. 380894 10 5                             13G



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Winmill & Co. Incorporated - 13-1897916


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION


Delaware

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES           -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH            See response to Item 4
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH            -0-
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                      See response to Item 4
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             See response to Item 4

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                             See response to Item 4

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*


          HC

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 4 of 11 Pages

CUSIP No. 380894 10 5                             13G



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Bassett S. Winmill  - ###-##-####


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION


United States

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES           -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH            See response to Item 4
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH            -0-
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                      See response to Item 4
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             See response to Item 4

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                             See response to Item 4

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*


          IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT




                               Page 5 of 11 Pages

Item 1.     (a)   Name of Issuer:

                  Golden Cycle Gold Corporation

            (b)   Address of Issuer's Principal Executive Offices:

                  1515 South Tejon Street
                  Suite 201
                  Colorado Springs, Colorado 80906

Item 2.     (a)   Name of Person Filing:

                  Midas Fund, Inc.
                  Midas Management Corporation
                  Winmill & Co. Incorporated
                  Bassett S. Winmill

            (b)   Address of Principal Business Office:

                  11 Hanover Square
                  New York, NY 10005

            (c)   Citizenship:

                  Midas Fund, Inc. - Maryland corporation

                  Midas Management Corporation - Delaware corporation

                  Winmill & Co. Incorporated - Delaware corporation

                  Bassett S. Winmill - U.S.A.

            (d)   Title of Class of Securities:

                  Common Stock, no par value

            (e)   CUSIP Number:

                  380894 10 5


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act

            (c)   [ ]   Insurance Company  as defined  in section  3(a)(19) of
                        the Act

            (d)   [X]   Investment Company registered under  section 8 of  the
                        Investment Company Act

            (e)   [X]   Investment Adviser registered under section 203 of the
                        Investment Advisers Act of 1940

            (f)   [ ]   Employee Benefit Plan, Pension Fund which is subject
                        to the  provisions  of the  Employee  Retirement  Income
                        Security Act of 1974 or Endowment Fund; see Section
                        240.13d-1(b)(1)(ii)(F)

            (g)   [X]   Parent  Holding  Company, in  accordance  with Section
                        240.13d-1(b)(1)(ii)(G)

            (h)   [ ]   Group,   in   accordance    with   Section    240.13d-
                        1(b)(1)(ii)(H)

          Mr. Winmill may be deemed a controlling person of Winmill & Co. Incorporated, which is the parent company of Midas Management Corporation, an investment adviser registered under the Investment Advisors Act of 1940. Midas Management Corporation is investment adviser to Midas Fund, Inc., which is an investment company registered under the Investment Company Act of 1940. Mr. Winmill is filing this statement jointly with the other parties to this statement solely as a result of his ability to control over Winmill & Co. Incorporated, which may be deemed to give Mr. Winmill the ability to control over Midas Management Corporation, which acts as investment manager of Midas Fund, Inc.


                               Page 6 of 11 Pages

Item 4.     Ownership.

     (a)  Amount Beneficially Owned

     Mr. Winmill and Winmill & Co. Incorporated do not own of record any shares of the issuer's Common Stock. However, Winmill & Co. Incorporated, as the parent company of Midas Management Corporation, which is the investment adviser to Midas Fund, Inc., may be deemed to have the power to exercise or to direct the exercise of voting and/or dispositive power with respect to shares of the issuer's Common Stock held by the respective investment companies. Mr. Winmill, as the controlling person of Winmill & Co. Incorporated, may also be deemed to have the power to exercise or to direct the exercise of voting and/or dispositive power with respect to shares of the issuer's Common Stock held by the investment companies. All shares reported herein have been acquired by Midas Fund, Inc., and Mr. Winmill and Winmill & Co. Incorporated specifically disclaim beneficial owership over any shares of the issuer's Common Stock that they or Midas Management Corporation may be deemed to beneficially own.

     As a result of it's role as investment adviser to Midas Fund, Inc., Midas Management Corporation may be deemed to be the owner of shares of the issuer's Common Stock held by the investment company for which it serves as adviser.

     The filing of this statement shall not be construed as an admission that Midas Management Corporation, Winmill & Co. Incorporated or Mr. Winmill are, for purposes of Sections 13(d) or 13 (g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any shares covered by this statement.



                               Page 7 of 11 Pages

Item 5.     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].



Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

Not Applicable.



Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable


                              Page 8 of 11 Pages

Item 8.     Identification and Classification of Members of the Group.

Not Applicable

Item 9.     Notice of Dissolution of Group.

Not Applicable

Item 10.    Certification.

By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                              Page 9 of 11 Pages

                                  Signature


     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:     February 13, 2003

MIDAS FUND, INC.

By:    /s/ Thomas B. Winmill
   -------------------------------
     Name: Thomas B. Winmill
     Title:President

MIDAS MANAGEMENT CORPORATION

By:    /s/ Thomas B. Winmill
   -------------------------------
     Name: Thomas B. Winmill
     Title: President

WINMILL & CO. INCORPORATED

By:    /s/ Thomas B. Winmill
   -------------------------------
     Name: Thomas B. Winmill
     Title:President

       /s/ Bassett S. Winmill
   -------------------------------
       Bassett S. Winmill

                              Page 10 of 11 Pages

                                   Exhibit A

                             Joint Filing Agreement

     In accordance with Rule 13d-1 (f) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Golden Cycle Corporation and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement as of the 13th day of February, 2003.

MIDAS FUND, INC.

By:    /s/ Thomas B. Winmill
   -------------------------------
     Name: Thomas B. Winmill
     Title:President

MIDAS MANAGEMENT CORPORATION

By:    /s/ Thomas B. Winmill
   -------------------------------
     Name: Thomas B. Winmill
     Title: President

WINMILL & CO. INCORPORATED

By:    /s/ Thomas B. Winmill
   -------------------------------
     Name: Thomas B. Winmill
     Title:President

       /s/ Bassett S. Winmill
   -------------------------------
        Bassett S. Winmill

                               Page 11 of 11 Pages